Exhibit 99.17

TERRAFORM POWER, INC.

CLASS A COMMON STOCK PURCHASE AGREEMENT

THIS CLASS A COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of June 11, 2018 by and between TerraForm Power, Inc., a Delaware corporation (the “Company”), Orion US Holdings 1 LP, a Delaware limited partnership (“Orion”) and Brookfield BRP Holdings (Canada) Inc., an Ontario corporation (“BRP”, and together with Orion, the “Investors”).

RECITALS

WHEREAS, on February 6, 2018, the Company entered into a Support Agreement (as amended from time to time, the “Support Agreement”) with Brookfield Asset Management Inc. (“Brookfield”), pursuant to which Brookfield agreed that, if requested by the Company, Brookfield would provide a backstop to the Company for up to $400 million of shares of Class A common stock of the Company, par value $0.01 per share (the “Common Stock”) at a price per share equal to the five-day volume weighted average price of the shares of Common Stock ending the trading day prior to the Company’s announcement of the tender offer to acquire shares of Saeta Yield, S.A. (the “Backstop Price”);

WHEREAS, on May 28, 2018, the Support Agreement was amended to increase the size of the backstop to up to $650 million of shares of Class A common stock;

WHEREAS, the Backstop Price is $10.66 per share;

WHEREAS, on June 4, 2018, the Conflicts Committee of the Board of Directors of the Company approved the Company’s exercise of the backstop pursuant to the Support Agreement; and

WHEREAS, pursuant to terms set forth in this Agreement, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, shares of Common Stock;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Purchase and Sale of Shares

1.1            Sale of Shares.  Subject to the terms and conditions hereof, the Company will i) issue and sell to Orion, and Orion will purchase from the Company, at the Closing (as defined below), for a total purchase price of $331,500,000.26 (the “Orion Purchase Price”), 31,097,561 shares of Common Stock (the “Orion Shares”), and ii) issue and sell to BRP, and BRP will purchase from the Company, at the Closing (as defined below), for a total purchase price of $318,499,991.68 (the “BRP Purchase Price” and together with the Orion Purchase Price, the “Aggregate Purchase Price”), 29,878,048 shares of Common Stock (the “BRP Shares” and together with the Orion Shares, the “Shares”).

1.2            Closing. The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures (the “Closing”) on June 8, 2018, or at such other time as agreed by both parties (the “Closing Date”).  At the Closing, the Company will cause the transfer agent and registrar for the Common Stock to reflect the issuance of the Shares to the Investors and, concurrently, the Investors shall pay the Aggregate Purchase Price by wire transfer in accordance with the Company’s instructions.

SECTION 2

Representations and Warranties of the Company

The Company hereby represents and warrants the following as of the Closing Date:

2.1            Organization and Good Standing and Qualifications. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with requisite power and authority to own or lease its properties and conduct its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any event or condition that would reasonably be likely to have a material adverse effect on the business, operations, properties, or financial condition of the Company and its consolidated subsidiaries, taken as a whole, or adversely affect in any material respect the ability of the Company to perform its obligations; provided, that none of the following shall constitute a “Material Adverse Effect”: the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets and the renewable energy industry, and changes in the market price of the Common Stock.

2.2            Authorization. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; (ii) the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and thereby and the issuance, sale and delivery of the Shares have been duly authorized by all necessary corporate action and no further consent or authorization of the Company, its Board of Directors and, if required, stockholders; and (iii)  the Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

2.3            Valid Issuance of Shares. The issuance of the Shares has been duly authorized by all requisite corporate action.  When the Shares are issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, the Shares will be duly and validly issued and outstanding, fully paid, and nonassessable, and will be free of all liens and restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and any Investor shall be entitled to all rights accorded to a holder of shares of Common Stock.

2.4            No Conflict.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of the Company, (ii) contravene or conflict with or constitute a material default under any law binding upon or applicable to the Company or (iii) contravene or conflict with or constitute a material default under any material agreement or judgment binding upon or applicable to the Company.

2.5            Consents.  Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any governmental entity or other person is required to be done or obtained by the Company in connection with (i) the execution and delivery by the Company of this Agreement, (ii) the performance by the Company of its obligations under this Agreement or (iii) the consummation by the Company of any of the transactions contemplated by this Agreement.

2.6            Compliance.  The Company is not, and the execution and delivery of this Agreement and the consummation of the transactions contemplated herewith will not cause the Company to be (i) in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, (ii) in violation of any provision of any judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound, or (iii) in violation of any federal, state or, to its knowledge, local statute, rule or governmental regulation, in the case of each of clauses (i), (ii) and (iii), which would have a Material Adverse Effect.

2.7            Capitalization.  As of June 1, 2018 (the “Reference Date”), a total of 148,086,027 shares of Common Stock were issued and outstanding, increased thereafter solely as set forth in the next sentence.  Other than in the ordinary course of business, the Company has not issued any capital stock since the Reference Date other than pursuant to (i) employee benefit plans and (ii) outstanding warrants or options.  The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities

2.8            Exemption from Registration, Valid Issuance. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investors, the issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may be issued and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Section 4(a)(2) thereof. The sale and issuance of the Shares pursuant to, and the Company’s performance of its obligations under, this Agreement will not (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares or any of the assets of the Company, or (ii) entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire the Shares or other securities of the Company.

2.9            Transfer Taxes.  All stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to Investor hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

2.10            Investment Company.  The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.11            Brokers.  No brokers, finders or financial advisory fees or commissions will be payable by the Company or any of its subsidiaries in respect of the transactions contemplated by this Agreement.

2.12            Registration Rights.  The Company acknowledges and agrees that all Shares issued to Orion pursuant to this Agreement shall be “Registrable Shares” as defined in the Registration Rights Agreement, dated October 16, 2017 between the Company and Orion.

SECTION 3

Representations and Warranties of the Investor

The Investor hereby represents and warrants the following as of the Execution Date:

3.1            Experience.  Each Investor is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such Investor’s prospective investment in the Company, and has the ability to bear the economic risks of the investment.

3.2            Investment.  Each Investor is acquiring the Shares for investment for such Investor’s own account and not with the view to, or for resale in connection with, any distribution thereof.  Each Investor understands that the Shares have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  Each Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares.

3.3            Rule 144. Each Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  Each Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.  In connection therewith, each Investor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3, and will transfer the Shares on the books of the Company only to the extent not inconsistent herewith and therewith.

3.4            Access to Information. Each Investor has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities.  Each Investor has had a full opportunity to ask questions of and receive answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of an investment in the Shares.  Each Investor is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement.

3.5            Authorization. This Agreement when executed and delivered by each Investor will constitute a valid and legally binding obligation of each Investor, enforceable in accordance with its terms, subject to:  (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

3.6            Investor Status.  Each Investor acknowledges that it is either (i) an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act (an “Institutional Accredited Investor”) or (ii) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act, as indicated on Schedule A hereto, and each Investor shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

3.7            No Inducement.  Each Investor was not induced to participate in the offer and sale of the Shares by the filing of any registration statement in connection with any public offering of the Company’s securities, and any Investor’s decision to purchase the Shares hereunder was not influenced by the information contained in any such registration statement.

3.8            No Conflicts. The execution, delivery and performance by each Investor of this Agreement do not and will not (i) contravene or conflict with the organizational documents of such Investor, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to such Investor or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or judgment, order, writ, injunction, citation, award or decree of any nature binding upon or applicable to such Investor.

3.9            Consent. No consent, approval, license, order, authorization, registration, declaration or filing with or of any governmental entity or other person is required to be done or obtained by each Investor in connection with (i) the execution and delivery by such Investor of this Agreement, (ii) the performance by such Investor of its obligations under this Agreement or (iii) the consummation by such Investor of any of the transactions contemplated by this Agreement.

SECTION 4

Conditions to Investors’ Obligations at Closing

The obligations of the Investors under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the Investors (except to the extent not permitted by law):

4.1            No Injunction, etc.  No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.  No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Shares by any Investor.

4.2            Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall have been true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

4.3            Securities Laws.  The offer and sale of the Shares to any Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

4.4            Authorizations.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

SECTION 5

Conditions to the Company’s Obligations at Closing

The obligations of the Company to the Investors under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by each Investor:

5.1            No Injunction, etc.  No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement.  No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Shares by any Investor.

5.2            Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true and correct in all material respects  on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.3            Securities Law Compliance.  The offer and sale of the Shares to the Investors pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

5.4            Authorizations.  All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

SECTION 6

Resales

6.1            Restrictive Legend.  The certificates representing the Shares, when issued, will bear a restrictive legend in substantially the following form:

“THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144.”

The legend set forth in this Section 6.1 and the related notation in the Company’s stock books shall be removed and the Company shall issue a certificate without such legend or any other legend to the holder of the Shares or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company, if (i) the Shares are registered for resale under the Securities Act, (ii) the Shares are sold or transferred in compliance with to Rule 144 and the Company has received such documents and other information as it shall have reasonably requested to demonstrate compliance of such transfer or sale with Rule 144, or (iii) the Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144.  Following Rule 144 becoming available for the resale of Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144, the Company shall (at the Company’s expense), upon the written request of Investor, cause its counsel to issue to the Company’s transfer agent a legal opinion authorizing the issuance of a certificate representing the Shares without any restrictive or other legends, if requested by such transfer agent.

SECTION 7

Miscellaneous

7.1            Governing Law.  This Agreement shall be governed in all respects by the laws of the State of New York as applied to agreements entered into and performed entirely in the State of New York by residents thereof.

7.2            Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Investor and the Closing.

7.3            Successors, Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; except that any party may assign this Agreement to any third party that acquires all or substantially all of such party’s business, whether by merger, sale of assets or otherwise.

7.4            Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile (receipt confirmed) or mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed if to the Company, at the following address:

TerraForm Power, Inc.
7550 Wisconsin Ave.
Bethesda, MD  20814
Attention:        General Counsel
Telephone:      (240) 762-7700
E-mail:            ARocheleau@terraform.com

if to Orion, at the following address:

Orion US Holdings 1 LP
181 Bay Street, Suite 300
Toronto, Ontario
M5J 2T3
Attention:        General Counsel
E-mail:                  Jennifer.Mazin@brookfield.com

if to BRP, at the following address:

Brookfield BRP Hodlings (Canada) Inc.
181 Bay Street, Suite 300
Toronto, Ontario
M5J 2T3
Attention:        General Counsel
E-mail:                  Jennifer.Mazin@brookfield.com

or at such other address as any party shall have furnished to the other parties in writing.  All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

7.5            Expenses.  Each of the Company and the Investors shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

7.6            Counterparts.  This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing the counterpart, and all of which together shall constitute one instrument.

7.7            Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

7.8            Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.9            Waiver.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.  None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first set forth above.

TERRAFORM POWER, INC.

By:	/s/ Andrea Rocheleau
Name: Andrea Rocheleau
Title: General Counsel

ORION US HOLDINGS 1 L.P., by its general partner ORION US GP LLC

By:	/s/ Julian Deschatelets
Name: Julian Deschatelets
Title: Senior Vice President

BROOKFIELD BRP HOLDINGS (CANADA) INC.

By:	/s/ Jennifer Mazin
Name: Jennifer Mazin
Title: Senior Vice President & Secretary